Exhibit 99.2

AMENDMENT NO. 1
TO 2006 MOTIENT CORPORATION
EQUITY INCENTIVE PLAN

This Amendment No. 1 to 2006 Motient Corporation Equity Incentive Plan (this “Amendment”) is adopted as of August 7, 2007 by Motient Corporation.

WHEREAS, Motient Corporation, a Delaware corporation (the “Company”), heretofore adopted and maintains the 2006 Motient Corporation Equity Incentive Plan (as amended prior to the date hereof, the “Plan”);

WHEREAS, the stockholders of the Company approved a change of the corporate name of “Motient Corporation” to “TerreStar Corporation” (the “Name Change”) at the Company’s 2007 annual meeting of stockholders held on July 12, 2007;

WHEREAS, the Board of Directors (the “Board”) of the Company has previously adopted resolutions approving an amendment to the Plan to reflect the Name Change;

NOW, THEREFORE, this instrument will confirm that the Plan was amended, effective as of the filing of the Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware, as follows:

1.	The title of the Plan is amended and restated to read “2006 TerreStar Corporation Equity Incentive Plan.”

2.	Section 1.1 of the Plan is amended and restated to read as follows:

“1.1          Purpose. The 2006 TerreStar Corporation Equity Incentive Plan (the “Plan”) is intended to promote the interests of TerreStar Corporation, a Delaware corporation (the “Company”), and its stockholders by encouraging Employees, Service Providers and Non-Employee Directors of the Company or its Affiliates (as defined below) to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board of Directors of the Company (the “Board”) also contemplates that through the Plan, the Company and its Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan provides for payment of various forms of incentive compensation, and accordingly, is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.”

3.	Section 4.2(c) of the Plan is amended and restated to read as follows:

“(c)          Immediate Transfer Without Immediate Delivery of Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, during the Restricted Period, shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Committee, along with a stock power endorsed in blank until such time as the restrictions on transfer have lapsed. The grantee of Restricted Stock shall have all the rights of a stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares; provided, however, that the Board or the Committee may in the Award restrict the Participant’s right to dividends until the restrictions on the Restricted Stock lapse. Any certificate or certificates representing shares of Restricted Stock shall bear a legend similar to the following:

1

The shares represented by this certificate have been issued pursuant to the terms of the 2006 TerreStar Corporation Equity Incentive Plan, as amended and restated, and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of such award dated _______________, 200___.”

Except as set forth in this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

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IN WITNESS WHEREOF, Motient Corporation has caused this Amendment to the 2006 Motient Corporation Equity Incentive Plan to be executed on its behalf by its duly authorized officer as of the date first written above.

MOTIENT CORPORATION (to be renamed TERRESTAR CORPORATION)

By:	/s/ Robert H. Brumley
Robert H. Brumley
President and Chief Executive Officer

Signature Page to Amendment No. 1 to Motient Corporation 2006 Equity Incentive Plan